EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated balance sheet and statement of income for Level One Bancorp, Inc. (the "Company" and/or "Level One") and Ann Arbor Bancorp, Inc. (“AAB”), after giving effect to the merger, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying notes. Under the acquisition method of accounting, the assets and liabilities of AAB will be recorded by the Company at their respective fair values as of January 2, 2020, the date that the merger was completed. The pro forma condensed combined balance sheet gives effect to the merger as if the transaction had occurred on December 31, 2019. The pro forma condensed combined income statement for the year ended December 31, 2019 gives effect to the merger as if the transaction had become effective on January 1, 2019.

The pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of the period presented, nor the impact of possible business model changes. The pro forma condensed combined financial information, while helpful in illustrating the financial characteristics of the combined organization under one set of assumptions, does not reflect the potential effects of changes in market conditions on revenues, expense efficiencies, and asset dispositions, among other factors, nor does it include the funding cost and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the merger.

The pro forma financial statements do not include future estimated merger and integration costs expected to be incurred subsequent to January 2, 2020 in conjunction with the merger. Due diligence, professional fees, and other expenses related to the merger were incurred by the Company and AAB during the year ended December 31, 2019, but the pro forma condensed combined statement of income is not adjusted to exclude these costs.

Level One Bancorp, Inc. and Ann Arbor Bancorp, Inc.
Unaudited Pro Forma Condensed Balance Sheet
December 31, 2019

(Dollars in thousands, except per share data)	Level One Historical	AAB Historical	Pro Forma Adjustments		Pro Forma Level One and AAB
Assets
Cash and cash equivalents	$103,930	$38,480	(67,944)	A	74,466
Securities available-for-sale	180,905	47,403	13	B	228,321
Federal Home Loan Bank stock	11,475	923			12,398
Mortgage loans held for sale, at fair value	13,889	1,676	27	C	15,592
Loans held for investment	1,227,609	222,079	277	D	1,449,965
Less: Allowance for loan losses	(12,674)	(1,660)	1,660	E	(12,674)
Net loans	1,214,935	220,419	1,937		1,437,291
Premises and equipment, net	13,838	3,183	(543)	F	16,478
Goodwill	9,387	—	27,139	G	36,526
Other intangible assets, net	376	—	3,663	H	4,039
Bank-owned life insurance	12,167	5,563			17,730
Income tax benefit	1,217	—			1,217
Other assets	22,780	2,349	(945)	I	24,184
Total assets	$1,584,899	$319,996	(36,653)		1,868,242
Liabilities
Deposits:
Noninterest-bearing demand deposits	$325,885	$76,416			402,301
Interest-bearing demand deposits	62,586	43,886			106,472
Money market and savings deposits	313,885	72,622			386,507
Time deposits	433,072	71,575	318	J	504,965
Total deposits	1,135,428	264,499	318		1,400,245
Borrowings	212,225	15,000	279	K	227,504
Subordinated notes	44,440	—	99	L	44,539
Other liabilities	22,103	762	3,543	M	26,408
Total liabilities	1,414,196	280,261	4,239		1,698,696
Shareholders' equity
Common stock and surplus	89,345	20,184	(20,184)	N	89,345
Retained earnings	77,766	19,125	(19,125)	N	76,609
			(1,157)	O
Accumulated other comprehensive income, net of tax	3,592	426	(426)	N	3,592
Total shareholders' equity	170,703	39,735	(40,892)		169,546
Total liabilities and shareholders' equity	$1,584,899	$319,996	(36,653)		1,868,242

Book value per common share	$22.13	$22.74			$21.98
Tangible book value per share	$20.86	$22.74			$16.72
See accompanying notes to unaudited pro forma condensed combined financial statements.

Level One Bancorp, Inc. and Ann Arbor Bancorp, Inc.
Unaudited Pro Forma Condensed Statement of Income
Year ended December 31, 2019

(Dollars in thousands, except per share data)	Level One Historical	AAB Historical	Pro Forma Adjustments		Pro Forma Level One and AAB

Interest income	$70,448	$14,152	$134	P	$84,734
Interest expense	19,393	2,984	(303)	Q	23,543
			1,469	R
Net interest income	51,055	11,168	(1,032)		61,191
Provision for loan losses	1,383	375			1,758
Noninterest income	14,211	2,296			16,507
Noninterest expense (excluding acquisition expenses)	43,830	9,045	666	S	53,541
Acquisition expenses	539	428			967
Net income before income taxes	19,514	3,616	(1,698)		21,432
Income tax	3,403	667	(357)	T	3,713
Net income	$16,111	$2,949	$(1,341)		$17,719

Per common share data:
Basic	$2.08	$1.69			$2.29
Diluted	$2.05	$1.67			$2.26
Cash dividends declared per common share	$0.16	$0.40			$0.16
See accompanying notes to unaudited pro forma condensed combined financial statements.

Note 1—Basis of Presentation

The pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving Level One and AAB under the acquisition method of accounting with Level One treated as the acquirer. The pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities. Under the acquisition method of accounting, the assets and liabilities of AAB, as of January 2, 2020, the effective date of the merger, will be recorded by Level One at their respective fair values and the excess of the merger consideration over the fair value of AAB's net assets will be allocated to goodwill.

The pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded. Adjustments will include, but not be limited to, changes in (i) fair value of AAB's assets and liabilities as additional information becomes available from independent third parties and management’s analysis and (ii) final analysis regarding the timing and treatment of certain merger related expenses from amounts included herein; and (iii) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both Level One and AAB are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Preliminary Purchase Price Allocation

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

Core deposit intangible assets of $3.7 million are included in the pro forma adjustments separate from goodwill and amortized on an accelerated basis over an estimated useful life of ten years. Goodwill totaling $27.1 million is included in the pro forma adjustments and is not subject to amortization.

The following table summarizes the amounts of assets acquired and liabilities assumed as if the transaction had occurred on December 31, 2019.

(Dollars in thousands)
Cash and cash equivalents	$38,480
Investment securities	47,416
Federal Home Loan Bank stock	923
Loans	224,059
Premises and equipment	2,640
Core deposit intangibles	3,663
Other assets	6,967
Total assets acquired	324,148
Deposits	264,817
Federal Home Loan Bank advances	15,279
Other liabilities	3,247
Total liabilities assumed	283,343
Total identifiable net assets	40,805
Preliminary pro forma goodwill	27,139
Total cash consideration	$67,944

Note 3—Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma condensed combined financial information. All taxable adjustments were calculated using a 21% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

A - Represents the cash purchase consideration of $67.9 million.
B - Record estimated fair value adjustment on available-for-sale investments.
C - Record estimated fair value of mortgage loans held for sale.
D - Record estimated loan purchase accounting adjustment.
E - The allowance for loan losses is adjusted to reflect the reversal of AAB’s recorded allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance for loan losses may not be carried over.
F - Record estimated fair value adjustment on property, plant and equipment, net of disposals.
G - Goodwill of $27.1 million is expected to be generated as a result of the total purchase price and net assets acquired. (See "Pro Forma Purchase Price" above for the allocation of the purchase price to net assets acquired"). The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
H - Based on Level One's initial evaluation of core deposits, the identified estimated core deposit intangible of $3.7 million will be amortized on an accelerated basis over an estimated useful life of ten years. The amortization expense associated with the core deposit intangible is expected to result in an increase to noninterest expense of $666 thousand in the first year following the merger.
I - Other assets have been adjusted to record $945 thousand of estimated deferred tax liability resulting from the recording of the assets and liabilities of AAB using Level One’s statutory federal tax rate of 21%.
J - Record estimated fair value adjustment related to time deposits.
K- Record estimated fair value adjustment related to borrowings.
L - Record estimated amortization of debt issuance costs related to the $30.0 million of sub-debt issued to help facilitate the acquisition of AAB.
M - Record estimated merger related expenses that would be incurred on the day of the merger completion. Of the total adjustment for merger related expenses, $2.5 million would be incurred by AAB and therefore would impact goodwill (i.e. underwriter fees and management change in control payments) and $1.0 million would be incurred by Level One Bancorp with an impact to retained earnings (i.e. software termination fees, severance and retention expenses and underwriter fees).
N - Common stock, surplus, retained earnings, and accumulated other comprehensive income were adjusted to reverse AAB’s historical shareholders' equity balances.
O - Adjustment to retained earnings for the merger related expenses that would be incurred by the Level One Bancorp on the day of the merger completion (such as $655 thousand of software termination fees, $202 thousand of severance & retention expenses and $201 thousand of underwriter fees), as well as $99 thousand of amortization on debt issuance costs of the subordinated notes.

Income Statement

P - The increase in interest income from the estimated impact of the accretion of the loan purchase accounting adjustment. The loan accretion is expected to be recognized over the contractual life of the loans, which is an average period of approximately 25 years.
Q - Net change in interest expense to record estimated net accretion of premiums on acquired time deposits and long-term debt. The premium accretion on deposits and the net premium accretion on long-term debt is expected to be recognized over a period of approximately 3 years and 6 years, respectively.
R- The increase in interest expense to record estimated amortization on debt issuance costs related to the $30.0 million of subordinated notes as well as estimated interest expense associated with the $30.0 million of subordinated notes.
S- The increase in noninterest expense from the estimated amortization of Level One’s core deposit intangible established as a result of the transaction.
T - The tax effect at Level One’s statutory federal tax rate of 21% related to the net impact of the adjustments noted in items P through S above.

Note 4—Divestiture or Closure of AAB and/or Level One Branches

The Company may choose to divest or consolidate branches after the completion of the transaction. The impact of branch divestitures or closures is excluded from the pro forma analysis as they are not expected to have a material effect on the information presented.